TeleCommunication Systems Reports Record 2009 Fourth Quarter and Full Year Results

Record Annual Revenue of $300 Million Drives $0.91 EBITDA per Diluted Share and $0.53 Net Income per Diluted Share

ANNAPOLIS, MD -- (Marketwire - February 04, 2010) - TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS), a world leader in high availability and secure mobile communication technology, reported record results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter 2009 Results

  Revenue was a record $90.8 million, an increase of 15% from $79.3 million in the fourth quarter of 2008. Fourth quarter 2009 results include partial-period contributions from three businesses acquired during the quarter. Their total revenue contribution was approximately $5 million or less than 6% of the company's $90.8 million total revenue for the quarter, so their impact are not called out separately in the following comments.

  Gross profit was a record $30.4 million, up 22% from $25 million in the fourth quarter of 2008.

  EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter was $25.9 million or $0.44 per diluted share. Excluding a patent-related gain, net of expenses, EBITDA was $10.2 million or $0.17 per diluted share, an increase of 36% from $7.5 million or $0.15 per diluted share in the same year ago quarter (see discussion about the presentation of EBITDA below).

  Pre-tax income was a record $19.2 million, including the $15.7 million patent-related gain or $0.33 per diluted share, an increase of 308% from $4.7 million or $0.10 per diluted share in the fourth quarter of 2008.

  Net income after a 40% tax provision was $11.4 million or $0.20 per diluted share. We reported net income of $38.2 million or $0.78 per diluted share in the fourth quarter of 2008, which included $33.6 million or $0.68 per diluted share related to a reduction in the deferred tax asset valuation allowance.

Full Year 2009 Results

  Revenue was a record $300.1 million, an increase of 36% from the previous record of $220.1 million in 2008. This represents the company's 12th consecutive year of record revenue.

  Gross profit was a record $113.9 million, up 40% from the previous record of $81.3 million in 2008.

  EBITDA, excluding the patent-related gain, net of expenses of $15.7 million or $0.29 per diluted share, was a record $49.1 million or $0.91 per diluted share, an increase of 69% from the previous record of $29 million or $0.62 per diluted share (which includes an $8.1 million, or $0.17 per diluted share impact of a patent gain, net of expenses).

  Pre-tax income was a record $47.1 million, including the $15.7 million patent-related gain or $0.87 per diluted share, an increase of 93% from the previous record of $24.3 million or $0.52 in 2008.

  Net income after a 40% tax provision was $28.3 million or $0.53 per diluted share. We reported net income of $57.6 million or $1.23 per diluted share in 2008, which included $33.3 million or $0.71 related to a reduction in the deferred tax asset valuation allowance and $0.17 from a patent sale in the second quarter of 2008.

  Year-end total backlog was $630.8 million, up from $450 million at the end of last year. The increase includes the effects of businesses acquired in the fourth quarter.

Summary of Reported Income

                                       Three                Twelve
                                    months ended         months ended
                                      Dec 31                Dec 31
                                --------------------  --------------------
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
                                    (unaudited)           (unaudited)

Revenue:                        $  90,841  $  79,287  $ 300,087  $ 220,142
                                ---------  ---------  ---------  ---------
EBITDA from operations
 including patent-related
 gains, net of expenses (see
 accompanying reconciliation)      25,931      7,476     64,777     37,050
Less: patent-related gains, net
 of expenses                      (15,700)         -    (15,700)    (8,060)
                                ---------  ---------  ---------  ---------
EBITDA from operations
 excluding patent-related
 gains, net of expenses            10,231      7,476     49,077     28,990
Noncash charges                    (5,343)    (2,951)   (15,833)   (11,859)
                                ---------  ---------  ---------  ---------
Income from operations
 excluding patent-related
 gains, net of expenses             4,888      4,525     33,244     17,131
Patent-related gains, net of
 expenses                          15,700          -     15,700      8,060
                                ---------  ---------  ---------  ---------
Income from operations             20,588      4,525     48,944     25,191
Other income/(expense)             (1,349)       132     (1,880)      (880)
                                ---------  ---------  ---------  ---------
Pre-tax income                     19,239      4,657     47,064     24,312
Tax provision                      (7,854)    33,571    (18,795)    33,257
                                ---------  ---------  ---------  ---------
Net Income                         11,385     38,228     28,269     57,568

Add back tax-effected
 convertible debt interest
 expense to net income for
 diluted earnings per share           380          -        380          -
                                ---------  ---------  ---------  ---------
Net Income, diluted             $  11,765  $  38,228  $  28,649  $  57,568
                                =========  =========  =========  =========

Per diluted share
EBITDA from operations
 including patent-related
 gains, net of expenses (see
 accompanying reconciliation)   $    0.44  $    0.15  $    1.20  $    0.79
Less: patent-related gains, net
 of expenses                        (0.26)         -      (0.29)     (0.17)
                                ---------  ---------  ---------  ---------

EBITDA from operations
 excluding patent-related
 gains, net of expenses              0.17       0.15       0.91       0.62
Noncash charges                     (0.09)     (0.06)     (0.29)     (0.25)
                                ---------  ---------  ---------  ---------
Income from operations
 excluding patent-related
 gains, net of expenses              0.08       0.09       0.62       0.37
Patent-related gains, net of
 expenses                            0.26          -       0.29       0.17
                                ---------  ---------  ---------  ---------
Income from operations               0.35       0.09       0.91       0.54
Other income/(expense)              (0.02)      0.01      (0.03)     (0.02)
                                ---------  ---------  ---------  ---------
Pre-tax income                       0.33       0.10       0.87       0.52
Tax provision                       (0.13)      0.68      (0.34)      0.71
                                ---------  ---------  ---------  ---------
Net Income                           0.20       0.78       0.53       1.23

Add back tax-effected
 convertible debt interest
 expense to net income for
 diluted earnings per share          0.00          -       0.00          -
                                ---------  ---------  ---------  ---------
Net Income, diluted             $    0.20  $    0.78  $    0.53  $    1.23
                                =========  =========  =========  =========

Shares used in calculation -
 Diluted                           59,564     49,017     53,946     46,644
                                =========  =========  =========  =========

Management Commentary

"The 2009 year was transformative for TeleCommunication Systems, Inc., concluding with three strategic fourth quarter acquisitions, positioning us to continue to generate double-digit growth for years to come," said Maurice B. Tosé, chairman and CEO. "All of our actions reinforce our identity as a well-capitalized specialist in highly reliable, secure mobile communications technology.

"In our commercial segment, we have realized several years of healthy, profits as a leader in text messaging, that we expect to continue in 2010. For the longer term, we foresee steadily growing revenues from wireless applications beyond E9-1-1 call routing that are based on the user's location information. This led to our acquisitions of the former Autodesk LocationLogic and Networks in Motion application businesses during 2009, giving us proven, high-volume versions of the three leading LBS apps in the world -- navigation, people finder, and asset tracker. For our government segment, we built on our strength as a secure satellite communications solution provider by acquiring high-growth business units with satcom field service and cyber security expertise and new customers. And our intellectual property portfolio netted us almost $16 million (pretax) in the fourth quarter as we resolved a patent infringement issue, continuing our resourceful initiatives to monetize our engineers' inventions.

We funded our 2009 acquisitions with internally generated cash, bank term debt, and a convertible debt placement designed to be the lowest cost and least dilutive. So we enter 2010 having significantly shifted our revenue mix towards more recurring services, while scaling up our core businesses to remain among the top three in their respective high-growth markets. We believe all the acquired businesses are assimilating smoothly into the culture and control processes of our 23-year-old company, with confidence that we have the leadership and depth of talent to take advantage of our opportunities."

"Millions of consumers around the world use TCS wireless apps or our underlying technology as a fundamental part of their daily lives," said Tosé. "The record operating results of 2009 continue to illustrate our ability to monetize highly reliable wireless communications technology in three key areas: cellular text messaging, mobile location-based applications and infrastructure, and secure satellite-based communications, including deployable kits. We foresee strong growth in both of our business segments in 2010 and beyond."

Fourth Quarter and Full Year Financial Highlights

Revenue and Gross Profit (unaudited):

                            Three months ended December 31
             -------------------------------------------------------------
                     2009                 2008           Incr. (Decr.)
             -------------------  -------------------  -------------------
             Coml.  Govt.  Total  Coml.  Govt.  Total  Coml.  Govt.  Total
             -----  -----  -----  -----  -----  -----  ------ -----  -----
Revenue
 ($millions)
  Services   $27.6  $19.8  $47.4  $16.6  $12.7  $29.3  $11.0  $7.1   $18.1
  Systems      7.8   35.6   43.4   10.7   39.3   50.0   (2.9) (3.7)   (6.6)
             -----  -----  -----  -----  -----  -----  ------ -----  -----
   Total
    revenue  $35.4  $55.4  $90.8  $27.3  $52.0  $79.3   $8.1  $3.4   $11.5
             =====  =====  =====  =====  =====  =====   ====  ====   =====

Gross profit
($millions)
 Gross
  profit-
  services   $17.7   $4.1  $21.8   $8.3   $2.8  $11.1    $9.4 $1.3   $10.7
   As % of
    rev         64%    21%    46%    50%    22%    38%
 Gross
  profit-
  systems      4.1    4.5   8.6     9.0    4.9   13.9    (4.9) (0.4)  (5.3)
   As % of
    rev         53%    13%   20%     84%    12%   28%
             -----  -----  -----  -----  -----  -----  ------ -----  -----
 Total Gross
  Profit     $21.8   $8.6  $30.4  $17.3   $7.7  $25.0   $4.5  $0.9    $5.4
             =====  =====  =====  =====  =====  =====   ====  ====   =====
   As % of
    rev         62%    16%    33%    63%   15%    32%

                           Twelve months ended December 31
          ----------------------------------------------------------------
                  2009                 2008           Incr. (Decr.)
          -------------------  -------------------  ----------------------
           Coml.  Govt.  Total   Coml.   Govt. Total   Coml.  Govt.  Total
          ------  -----  ------  ------ ------ ------  ------ -----  -----
Revenue
 ($millions)
  Services $89.7  $62.2  $151.9  $64.4  $36.9  $101.3  $25.3  $25.3  $50.6
  Systems   37.6  110.6   148.2   37.4  81.4    118.8     0.2  29.2   29.4
          ------  -----  ------  -----  -----  ------  ------ -----  -----
   Total
   reve-
    nue   $127.3 $172.8  $300.1  $101.8 $118.3 $220.1   $25.5 $54.5  $80.0
          ====== ======  ======  ====== ====== ======  ====== =====  =====

Gross profit
 ($millions)
 Gross
  profit-
  services $54.4  $13.4   $67.8   $32.0   $7.7  $39.7   $22.4  $5.7  $28.1
   As % of
   rev        61%    22%     45%     50%    21%    39%
 Gross
  profit-
  systems   27.0   19.1    46.1    28.5   13.1   41.6    (1.5)  6.0    4.5
  As % of
  rev         72%    17%     31%     76%    16%    35%
          ------  -----  ------  ------ ------ ------  ------ -----  -----
 Total
 Gross
 Profit    $81.4  $32.5  $113.9   $60.5  $20.8  $81.3   $20.9 $11.7  $32.6
          ====== ======  ======  ====== ====== ======  ====== =====  =====
  As % of
  rev         64%    19%     38%     59%    18%    37%

(Gross Profit = revenue minus direct cost of revenue, including amortization of software development costs and related non-cash stock-based compensation.)

Commercial Segment Revenue and Gross Profit:

Commercial segment revenue for the fourth quarter of 2009 was a record $35.4 million, up 30% from the same year-ago quarter, and gross profit was up 26% to a record $21.8 million. Services revenue growth includes higher revenue from maintenance on the cumulative installed base of software in carrier systems, from hosted E9-1-1 services, and from location-based applications downloadable by wireless subscribers. Systems sales were down $2.9 million, mainly reflecting the timing of customer purchases of licenses for incremental capacity for text messaging volume.

For the full year, commercial segment revenue was a record $127.3 million, up 25% from $101.8 million in 2008, and gross profit was a record $81.4 million, up 34% from $60.5 million in 2008. The commercial segment gross profit was 64% of commercial revenue in 2009, an increase from 59% last year.

Government Segment Revenue and Gross Profit:

Revenue from government customers for the fourth quarter was $55.4 million, up 7% from the same year-ago quarter. Services revenue of $19.8 million was up $7.1 million or 56% over the fourth quarter of 2008, while systems sales decreased $3.7 million or 9% over the year-ago quarter, due mainly to the timing of funding for incremental shipments of deployable satellite communication kits.

Fourth quarter 2009 gross profit from government customers was $8.6 million, up 12% from Q4-08. Gross profit as a percentage of government segment revenue was 16%, up 1% from the same year-ago quarter.

For the full year, revenue from government customers totaled $172.8 million, up 46% from $118.3 in 2008. Services revenue of $62.2 million was up $25.3 million or 69% over 2008, while systems sales increased $29.2 million or 36% over 2008.

For the full year, gross profit from government customers was $32.5 million, up 56% from $20.8 million in 2008. Gross profit as a percentage of government segment revenue was 19%, up 1% versus 2008.

Operating Costs and Expenses:

R&D: Fourth quarter 2009 R&D expense was $6.7 million (7% of revenue), up $2.4 million from $4.3 million (5% of revenue) in the fourth quarter of 2008. For the full year, R&D expense was $22.4 million (7% of revenue), up $6.2 million from $16.2 million (7% of revenue) in 2008. Investments included continued work on wireless location-based applications and infrastructure software, telematics applications, VoIP and wireless E9-1-1, text messaging and deployable satcom technology.

SG&A: Fourth quarter 2009 selling, general and administrative expense was $16.7 million (18% of revenue), up from $14.7 million (19% of revenue) in the fourth quarter of 2008. For the full year, selling, general and administrative expense was $51.4 million (17% of revenue), up from $41.9 million (19% of revenue) in 2008. Direct and variable sales and marketing programs have been increased for both the commercial and government business segments. Higher G&A expenditures in the fourth quarter of 2009 include about $3 million of fees and expenses associated with the acquisition of Networks in Motion. Other G&A spending increases reflect investments for process control, legal and professional costs associated with protection and monetization of intellectual property, and accruals for variable compensation based mainly on profit and growth performance metrics.

Noncash charges: Total non-cash charges to operating profit were $5.3 million in the fourth quarter of 2009 versus $3 million in the same year-ago quarter, due mainly to higher non-cash stock-based compensation. For the full year, total non-cash charges to operating profit were $15.8 million versus $12 million in 2008, due mainly to higher non-cash stock compensation and amortization of purchased non-goodwill intangible assets and capitalized software.

Patent-Related Gain:

During the fourth quarter, the company reached a settlement of patent litigation under which Sybase paid TCS $23 million in January 2010 to license its patents related to cell phone carrier messaging technology. TCS incurred $7.3 million in legal and other expenses related to the settlement, so that the net pretax proceeds to TCS were $15.7 million.

Income from Operations Excluding Patent-Related Gain:

Income from operations excluding the patent-related gain was $4.9 million for the fourth quarter of 2009, up 8% from $4.5 million in the same year-ago quarter. For the full year, income from operations, excluding the patent-related gain was $33.2 million, up 94% from $17.1 million, excluding the patent-related gain, in the same year-ago quarter.

Income Taxes:

The company recorded a $7.9 million provision for income taxes against pre-tax income for the fourth quarter of 2009, representing an effective tax rate of approximately 40%, and recorded an $18.8 million provision for income taxes (40% effective rate) for the full year against pre-tax income. In the fourth quarter of 2008, the company reversed most of the reserve against its deferred tax asset that had accumulated in past years as a result of loss and R&D credit carryforwards, resulting in a credit to net income of $33.3 million.

Net Income:

Net income for the fourth quarter was $11.4 million or $0.20 per diluted share, compared to net income of $38.2 million or $0.78 per diluted share in the fourth quarter of 2008, which included a $0.68 favorable effect from income tax reserve reversal accounting.

Full year 2009 net income was $28.3 million or $0.53 per diluted share, compared to net income of $57.6 million or $1.23 per diluted share in 2008, which included a $0.71 favorable effect from income tax reserve reversal accounting.

Liquidity and Capital Resources:

At December 31, 2009, TCS had $61.4 million of cash and equivalents, compared to $79.3 million at the beginning of the quarter. Funds were generated in the fourth quarter from $10.2 million in EBITDA (excluding $15.7 million from the patent-related transaction), $92.7 million in net proceeds from convertible debt financing, $11.9 million in proceeds from commercial bank borrowings net of principal prepayments, $1.4 million in proceeds from exercise of employee stock options, and $2.1 million from new lease financing for fixed asset purchases and a $3.9 million decrease in working capital (excluding the $15.7 million patent-related settlement collected in January 2010). Uses of cash during the quarter were $133.2 million for the acquisitions of Networks in Motion, Solvern Innovations and Sidereal Solutions, net of cash acquired, $3.8 for capital expenditures including software development, $1.8 million of scheduled debt principal and lease payments, and $1.3 million of cash taxes paid. The company had approximately $33 million of unused borrowing availability under its bank line of credit at quarter end. The $15.7 million net proceeds from the December 2009 settlement of the patent-related dispute were received in January 2010 and are reported in Other Current Assets in the accompanying Consolidated Condensed Balance Sheet for the period ended December 31, 2009.

Intellectual Property:

TCS was issued five patents during the fourth quarter, and acquired 13 patents and 40 patent applications as part of fourth quarter acquisitions. As of December 31, 2009, the company's patent portfolio included 108 patents issued in the U.S. and abroad, and over 300 patent applications pending. The company continued efforts to monetize its patents through licensing and other arrangements, as well as use them to position the company for competitive advantages. During the fourth quarter, the company agreed to settle two patent infringement lawsuits with Sybase, Inc., which included a one-time payment of $23 million, before $7.3 million of related expenses, to TCS in exchange for a license in the TCS inter-carrier messaging family of patents.

Backlog:

                                              Operations
                                               Acquired
                        9/30/2009  New Orders  in Q4-09   Revenue  12/31/2009
                        ---------- ---------  ---------- ---------  --------
Funded Contract Backlog
 ($mil)
             Commercial $     90.5 $    41.6  $    143.9 $   (35.4) $ 240.5
             Government $    109.1 $    29.0  $     15.2 $   (55.4) $  98.0
                        ---------- ---------  ---------- ---------  -------
Total Funded Contract
 Backlog                $    199.6 $    70.6  $    159.1 $   (90.8) $ 338.5
       Customer Options $    239.4 $   (13.7) $     66.6 $       -  $ 292.3
                        ---------- ---------  ---------- ---------  -------
          Total Backlog $    439.0 $    56.9  $    225.7 $   (90.8) $ 630.8
                        ========== =========  ========== =========  =======

Funded contract backlog on December 31, 2009 was approximately $338.5 million of which the company expects to recognize approximately $216.1 million in the next twelve months. Total backlog was approximately $630.8 million at the end of the fourth quarter of 2009. Funded contract backlog represents contracts for which fiscal year funding has been appropriated by the company's customers (mainly federal agencies), and for hosted services (mainly for wireless carriers), backlog for which is computed by multiplying the most recent month's contract or subscription revenue times the remaining months under existing long-term agreements, which is the best available information for anticipating revenue under those agreements. Total backlog, as is typically measured by government contractors, includes orders covering optional periods of service and/or deliverables, but for which budgetary funding may not yet have been approved. Company backlog at any given time may be affected by a number of factors, including the availability of funding, contracts being renewed or new contracts being signed before existing contracts are completed. Some of the company's backlog could be canceled for causes such as late delivery, poor performance and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue

About the Presentation of EBITDA
 EBITDA (from continuing operations) is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) before depreciation; amortization of non-cash stock-based compensation; amortization of software development costs, property and equipment and other intangibles; taxes; and interest expense and other non-cash financing costs. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of TCS nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure. Shares used in the calculation of GAAP diluted earnings per share are the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss.

                                                     Three months ended
GAAP to non-GAAP Reconciliation                         December 31
                                                  ------------------------
  (amounts in thousands)                              2009         2008
                                                  -----------  -----------
Consolidated Statement of Operations                    (unaudited)
 Reconciliation

Net income on a GAAP basis                        $    11,385  $    38,228
  Depreciation and amortization of property and
   equipment                                            1,576        1,395
  Amortization of stock-based compensation              2,312          960
  Interest, financing, and other costs                  1,349         (132)
  Amortization of software development costs              966          560
  Amortization of acquired intangible assets              489           36
  Provision for income taxes                            7,854      (33,571)
                                                  -----------  -----------
EBITDA from operations including patent-related
 gains, net of expenses                                25,931        7,476
  Less patent-related gains, net of expenses          (15,700)           -
                                                  -----------  -----------
EBITDA from operations before patent-related
 gains, net of expenses                           $    10,231  $     7,476
                                                  ===========  ===========

Consolidated Statement of Operations
 Reconciliation per Share-Diluted
Net Income per share on a GAAP basis              $      0.19  $      0.78
  Depreciation and amortization of property and
   equipment                                             0.03         0.03
  Amortization of stock-based compensation               0.04         0.02
  Interest, financing, and other costs                   0.02        (0.00)
  Amortization of software development costs             0.02         0.01
  Amortization of acquired intangible assets             0.01         0.00
  Provision for income taxes                             0.13        (0.68)
                                                  -----------  -----------

EBITDA from operations including patent-related
 gains, net of expenses                                  0.44         0.15
  Less patent-related gains, net of expenses            (0.26)           -
                                                  -----------  -----------
EBITDA from operations before patent-related
 gains, net of expenses                           $      0.17  $      0.15
                                                  ===========  ===========
Shares used in calculation - Diluted                   59,564       49,017
                                                  ===========  ===========

GAAP to non-GAAP Reconciliation                    Twelve months ended
                                                       December 31
  (amounts in thousands)                             2009         2008
                                                  -----------  -----------
Consolidated Statement of Operations                    (unaudited)
 Reconciliation
Net income on a GAAP basis                        $    28,269  $    57,568
  Depreciation and amortization of property and
   equipment                                            6,035        5,865
  Non-cash stock compensation expense                   5,859        3,758
  Interest, financing, and other costs                  1,880          880
  Amortization of software development costs            3,069        2,089
  Amortization of acquired intangible assets              870          147
  Provision for income taxes                           18,795      (33,257)
                                                  -----------  -----------
EBITDA from operations including patent-related
 gains, net of expenses                                64,777       37,050
  Less patent-related gains, net of expenses          (15,700)      (8,060)
                                                  -----------  -----------
EBITDA from operations before patent-related
 gains, net of expenses                           $    49,077  $    28,990
                                                  ===========  ===========

Consolidated Statement of Operations
 Reconciliation per Share
Net Income per share on a GAAP basis              $      0.53  $      1.23
  Depreciation and amortization of property and
   equipment                                             0.11         0.13
  Non-cash stock compensation expense                    0.10         0.08
  Interest, financing, and other costs                   0.03         0.02
  Amortization of software development costs             0.06         0.04
  Amortization of acquired intangible assets             0.02         0.00
  Provision for income taxes                             0.35        (0.71)
                                                  -----------  -----------

EBITDA from operations including patent-related
 gains, net of expenses                                  1.20         0.79
  Less patent-related gains, net of expenses            (0.29)       (0.17)
                                                  -----------  -----------
EBITDA from operations before patent-related
 gains, net of expenses                           $      0.91  $      0.62
                                                  ===========  ===========
Shares used in calculation - Diluted                   53,946       46,644
                                                  ===========  ===========

Conference Call
 TCS will hold a conference call later today, Thursday, February 4, 2010 to discuss these quarter and year end 2009 financial results. The company's chairman, president and CEO, Maurice B. Tosé, and senior vice president and CFO, Tom Brandt, will host the call starting at 5:00 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the TeleCommunication Systems conference call and provide the conference ID:
Dial-In Number: 1-800-862-9098
International: 1-785-424-1051
Conference ID#: 7TELECOM

The conference call will be broadcasted simultaneously on the company's Web site at www.telecomsys.com. For the webcast, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day and until March 4, 2010:
Toll-free replay number: 1-800-283-8486
International replay number: 1-402-220-0869
(No passcode required)

About TeleCommunication Systems, Inc.
TeleCommunication Systems, Inc. (TCS) (NASDAQ: TSYS) is a world leader in high availability and secure mobile communication technology. TCS infrastructure forms the foundation for market leading solutions in E9-1-1, text messaging, commercial location and deployable wireless communications. TCS is at the forefront of new mobile cloud computing services providing wireless applications for navigation, hyper-local search, asset tracking, social applications and telematics. Millions of consumers around the world use TCS wireless apps as a fundamental part of their daily lives. Federal government agencies depend on TCS' cyber security expertise, professional services, and highly secure deployable satellite solutions for mission-critical communications. Headquartered in Annapolis, MD, TCS maintains technical, service and sales offices around the world. To learn more about emerging and innovative wireless technologies, visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS' current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect,'' "intend," "anticipate,'' and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to statements that (a) are made by Mr. Tosé generally, including that 2009 was transformative and the fourth quarter acquisitions position the company to continue to generate double-digit growth for years to come, the company will continue to be a well capitalized specialist, the company anticipates growing its text messaging profits in 2010, and that the company anticipates revenue growth from wireless applications beyond E9-1-1 call routing, the company's government segment acquisitions are in high growth areas, the company's initiatives are expected to result in monetization of its patented technologies, the company's recurring services are likely to remain among the top three in their respective high-growth markets, and that the company's acquisitions are assimilating smoothly and that the company will be able to take advantage of its opportunities (b) the company foresees strong growth in both of its business segments in 2010 and beyond, (c) the company will be able to continue its efforts to monetize its patents, (d) the company will recognize any of the reported backlog.

Additional risks and uncertainties are described in the company's filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company's financial results and the ability of the company to (i) reach and sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless communications industry, (vi) develop software and provide services without any errors or defects, (vii) protect its intellectual property rights, (viii) have sufficient capital resources to fund its operations, (ix) not incur substantial costs from product liability claims relating to its software, (x) implement its sales and marketing strategy and (xi) successfully integrate the assets and personnel obtained in its acquisitions and investments. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

                      TeleCommunication Systems, Inc.
                  Condensed Consolidated Balance Sheets
                          (amounts in thousands)

                                                  December 31, December 31,
                                                      2009         2008
                                                  ------------ ------------
                                                  (Unaudited)
Assets
  Current assets:
    Cash and cash equivalents                     $     61,426 $     38,977
    Accounts receivable, net                            65,476       61,827
    Unbilled receivables                                23,783       21,797
    Inventory                                            9,331        2,715
    Investment in marketable securities                      -           78
    Deferred income tax benefit                          9,507        9,736
    Deferred costs and other current assets             30,083        3,791
                                                  ------------ ------------
        Total current assets                           199,606      138,921

  Property and equipment, net                           20,734       12,391
  Software development costs, net                       45,384        2,773
  Acquired intangible assets, net                       33,975          562
  Goodwill                                             164,350        1,813
  Deferred income tax benefit                                -       24,309
  Other assets                                           8,176        1,190
                                                  ------------ ------------
        Total assets                              $    472,225 $    181,959
                                                  ============ ============

Liabilities and stockholders' equity
  Current liabilities:
    Accounts payable and accrued expenses         $     72,264 $     51,588
    Deferred revenue                                     9,938        4,349
    Current portion of capital leases and notes
     payable                                            39,731        3,837
                                                  ------------ ------------
        Total current liabilities                      121,933       59,774

  Capital leases and notes payable, less current       143,316        7,913
  Deferred income taxes                                 15,435            -
  Other long-term liability                              5,755            -

  Total stockholders' equity                           185,786      114,272
                                                  ------------ ------------
        Total liabilities and stockholders'
         equity                                   $    472,225 $    181,959
                                                  ============ ============

                      TeleCommunication Systems, Inc.
                  Consolidated Statements of Operations
              (amounts in thousands, except per share data)

                                    Three months ended    Twelve months
                                       December 31,     ended December 31,
                                    ------------------  ------------------
                                      2009      2008      2009      2008
                                    --------  --------  --------  --------
                                        (unaudited)         (unaudited)
Revenue
  Services                          $ 47,426  $ 29,357  $151,944  $101,359
  Systems                             43,415    49,930   148,143   118,783
                                    --------  --------  --------  --------
      Total revenue                   90,841    79,287   300,087   220,142

Direct costs of revenue
  Direct cost of services revenue     25,688    18,271    84,122    61,594
  Direct cost of systems              34,804    35,992   102,111    77,291
                                    --------  --------  --------  --------
      Total direct cost of revenue    60,492    54,263   186,233   138,885

  Services gross profit               21,738    11,086    67,822    39,765
    As a % of revenue                     46%       38%       45%       39%
  Systems gross profit                 8,611    13,938    46,032    41,492
    As a % of revenue                     20%       28%       31%       35%
                                    --------  --------  --------  --------
      Total gross profit              30,349    25,024   113,854    81,257
        Total gross profit as a %
         of revenue                       33%       32%       38%       37%

Operating costs and expenses
  Research and development expense     6,739     4,323    22,351    16,161
  Sales and marketing expense          4,225     3,893    15,967    13,715
  General and administrative
   expense                            12,432    10,852    35,387    28,238
  Depreciation and amortization of
   property and equipment              1,576     1,395     6,035     5,865
  Amortization of acquired
   intangible assets                     489        36       870       147
                                    --------  --------  --------  --------
    Total operating costs and
     expenses                         25,461    20,499    80,610    64,126
                                    --------  --------  --------  --------
  Patent-related gains, net of
   expenses                           15,700         -    15,700     8,060
                                    --------  --------  --------  --------

Income from operations                20,588     4,525    48,944    25,191

Cash interest expense                 (1,010)     (188)   (1,794)     (922)
Amortization debt issuance expenses     (327)       (7)     (401)     (180)
Other income/(expense), net              (12)      327       315       222
                                    --------  --------  --------  --------
Income before income taxes            19,239     4,657    47,064    24,311

Benefit/(provision) for income
 taxes                                (7,854)   33,571   (18,795)   33,257
                                    --------  --------  --------  --------
Net income                          $ 11,385  $ 38,228  $ 28,269  $ 57,568
                                    ========  ========  ========  ========

Net income per share-basic          $   0.23  $   0.87  $   0.59  $   1.34
                                    ========  ========  ========  ========

Add back tax-effected convertible
 debt interest expense to net
 income for diluted earnings per
 share                              $    380  $      -  $    380  $      -
                                    --------  --------  --------  --------

Net income per share-diluted        $   0.20  $   0.78  $   0.53  $   1.23
                                    ========  ========  ========  ========

Weighted average shares
 outstanding-basic                    49,872    44,165    47,623    43,063
                                    ========  ========  ========  ========
Weighted average shares
 outstanding-diluted                  59,564    49,017    53,946    46,644
                                    ========  ========  ========  ========

Company Contacts:
Tom Brandt
Senior Vice President and CFO
TeleCommunication Systems, Inc.
Tel 410-280-1001
tbrandt@telecomsys.com

Evan Weisel
Media Contact
Welz & Weisel Communications
Tel 703-218-3555
evan@w2comm.com

Scott Liolios
Investor Relations
Liolios Group, Inc.
Tel 949-574-3860
 info@liolios.com